Exhibit C

                                                                  EXECUTION COPY



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                          AGREEMENT AND PLAN OF MERGER

                           dated as of March 18, 2004

                                     between

                            Quaker City Bancorp, Inc.

                                       and

                                  Popular, Inc.






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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                                    ARTICLE I

                       CERTAIN DEFINITIONS; INTERPRETATION

1.01     Certain Definitions...................................................1
1.02     Interpretation........................................................9

                                   ARTICLE II

                                   THE MERGER

2.01     The Merger............................................................9
2.02     Effective Time.......................................................10
2.03     Closing..............................................................10
2.04     The Bank Merger......................................................11
2.05     Reservation of Right to Revise Structure.............................11

                                   ARTICLE III

                                  CONSIDERATION

3.01     Effect on Capital Stock..............................................11
3.02     Rights as Stockholders; Stock Transfers..............................12
3.03     Payment for Shares...................................................12
3.04     Dissenting Stockholders..............................................13
3.05     Company Stock Options................................................13

                                   ARTICLE IV

                           ACTIONS PENDING THE MERGER

4.01     Forbearances of the Company..........................................14
4.02     Forbearances of the Acquiror.........................................18

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

5.01     Disclosure Schedules.................................................18
5.02     Standard.............................................................18
5.03     Representations and Warranties of the Company........................19
5.04     Representations and Warranties of the Acquiror.......................34


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                                   ARTICLE VI

                                    COVENANTS

6.01     Commercially Reasonable Efforts......................................36
6.02     Stockholder Approval.................................................36
6.03     Proxy Statement......................................................36
6.04     Press Releases.......................................................37
6.05     Access; Information..................................................37
6.06     Acquisition Proposals................................................38
6.07     Takeover Laws........................................................40
6.08     No Rights Triggered..................................................40
6.09     Regulatory Applications..............................................40
6.10     Indemnification......................................................40
6.11     Notification of Certain Matters......................................42
6.12     Employee Benefits....................................................43
6.13     Certain Adjustments..................................................44
6.14     Intentionally Omitted................................................45
6.15     Regulatory Compliance................................................45
6.16     Formation of Acquiror Sub............................................45
6.17     Fiscal 2004 Incentive Compensation...................................45

                                   ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

7.01     Conditions to Each Party's Obligation to Effect the Merger...........45
7.02     Conditions to Obligation of the Company..............................46
7.03     Conditions to Obligation of the Acquiror.............................47

                                  ARTICLE VIII

                                   TERMINATION

8.01     Termination..........................................................47
8.02     Effect of Termination and Abandonment................................48
8.03     Termination Fee......................................................49

                                   ARTICLE IX

                                  MISCELLANEOUS

9.01     Survival.............................................................52
9.02     Waiver; Amendment....................................................52
9.03     Counterparts.........................................................52
9.04     Governing Law........................................................52
9.05     Expenses.............................................................52
9.06     Notices..............................................................52
9.07     Entire Understanding; No Third-Party Beneficiaries...................54
9.08     Assignment...........................................................54

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9.09     Waiver of Jury Trial.................................................54

EXHIBIT A         List of Persons to Execute Voting Agreements
EXHIBIT B         Form of Voting Agreement

































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         AGREEMENT AND PLAN OF MERGER, dated as of March 18, 2004 (this
"Agreement"), by and between Quaker City Bancorp, Inc. (the "Company") and Popular, Inc. (the "Acquiror").


                                    RECITALS

         A. The Company. The Company is a Delaware corporation having its principal place of business in Whittier, California.

         B. The Acquiror. The Acquiror is a Puerto Rico corporation having its principal place of business in San Juan, Puerto Rico.

         C. Acquiror Sub. Acquiror Sub ("Acquiror Sub") will be a Delaware corporation and a direct or indirect wholly owned subsidiary of Acquiror that will have been organized as of the Closing Date for the purpose of effecting the Merger in accordance with this Agreement.

         D. The Merger. On the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Acquiror Sub with and into the Company, with the Company as the surviving corporation.

         E. Voting Agreements. The stockholders of the Company identified on Exhibit A have agreed to execute a Voting and Support Agreement in substantially the form of Exhibit B (the "Voting Agreement").

         F. Board Action. The respective Boards of Directors of each of the Company and the Acquiror have adopted resolutions approving this Agreement and the transactions contemplated by this Agreement, in the case of the Company Board, declaring the advisability of this Agreement in accordance with the Delaware General Corporation Law (the "DGCL") and in furtherance of the Company's business strategies and goals, and in the case of Acquiror Sub, its Board of Directors will declare the advisability of this Agreement in accordance with the DGCL in furtherance of Acquiror Sub's business strategy and goals.

         NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows.

                                   ARTICLE I

                       CERTAIN DEFINITIONS; INTERPRETATION

         1.01 Certain Definitions. The following terms are used in this Agreement with the meanings assigned below:

         "401(k) Plan" means the Quaker City Bancorp, Inc. Savings 401(k) Plan, as amended.


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         "Acquiror" has the meaning assigned in the preamble to this Agreement.

         "Acquiror Sub" has the meaning assigned in Recital C.

         "Acquiror Subsidiary" has the meaning assigned in Section
8.03(a)(i)(2).

         "Acquisition Proposal" has the meaning assigned in Section 6.06.

         "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving the Company or any of its Subsidiaries, provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (y) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of the Company or any of its Subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of the Company or any of its Subsidiaries.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Applicable Law" means, with respect to the conduct of a business, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including applicable fair lending laws and other laws relating to discriminatory business practices, laws relating to consumer lending and other consumer business practices, privacy laws, the USA PATRIOT Act of 2001, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, supervisory guidance relating to credit card operations, and the Sarbanes-Oxley Act of 2002, in each case as in effect and applicable to such business.

         "Bank" has the meaning assigned in Section 2.04.

         "Bank Merger" has the meaning assigned in Section 2.04.

         "beneficial ownership" has the meaning assigned thereto in Rule 13d-3 promulgated under the Exchange Act.

         "business day" means any day that is not a Saturday, a Sunday or other day on which the offices of the Secretary of State of the States of Delaware or California are closed, and, in addition, only in the case of any performance or notice to or consent by the Acquiror as provided for in this Agreement, any day on which the Secretary of State of the Commonwealth of Puerto Rico is closed.



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         "Bylaws" has the meaning assigned in Section 2.01(c).

         "Cash Balance Plan" means the Quaker City Bank Employees' Retirement Income Plan, as amended and restated effective as of January 1, 2000.

         "Certificate of Incorporation" has the meaning assigned in Section 2.01(b).

         "CIC Benefits Continuation" has the meaning assigned in Section
6.12(e).

         "Closing Date" has the meaning assigned in Section 2.02.

         "COBRA" has the meaning assigned in Section 6.12(e).

         "Code" means the Internal Revenue Code of 1986.

         "Company" has the meaning assigned in the preamble to this Agreement.

         "Company Board" means the Board of Directors of the Company.

         "Company Common Stock" means the common stock, par value $0.01 per share, of the Company.

         "Company IP Rights" has the meaning assigned in Section 5.03(x).

         "Company Meeting" has the meaning assigned in Section 6.02.

         "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of the Company.

         "Company Related Person" means any person (or family member of such person) (1) that directly or indirectly controls the Company, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a "Material Interest") in the Company or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

         "Company Reports" has the meaning assigned in Section 5.03(j).



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         "Company Requisite Vote" has the meaning assigned in Section 5.03(e).

         "Company SEC Documents" has the meaning assigned in Section 5.03(g).

         "Company Stock" means, collectively, the Company Common Stock and the Company Preferred Stock.

         "Company Stock Award" has the meaning assigned in Section 3.05.

         "Company Stock Option" means each option to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

         "Company Stock Plans" has the meaning assigned in Section 5.03(b).

         "Compensation Plans" has the meaning assigned in Section 5.03(o).

         "Confidentiality Agreement" means the Confidentiality Agreement between the Company and Acquiror, dated January 26, 2004.

         "Consideration" has the meaning assigned in Section 3.01(a).

         "Constitutive Documents" means with respect to any juridical person, such person's articles or certificate of incorporation and its bylaws, or similar constitutive documents.

         "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         "Costs" has the meaning assigned in Section 6.10(a).

         "CRA" means the Community Reinvestment Act of 1977.

         "DGCL" has the meaning assigned in Recital F.

         "Deferred Compensation Plan" means the Company's Deferred Compensation Plan, amended and restated as of March 30, 1999.

         "Disclosure Schedule" has the meaning assigned in Section 5.01.

         "Dissenters' Shares" means shares of Company Common Stock the holders of which are Dissenting Stockholders.



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         "Dissenting Stockholder" means any record holder or beneficial owner of shares of Company Common Stock who complies with all provisions of the DGCL (including all provisions of Section 262 of the DGCL) concerning the right of holders of Company Common Stock to dissent from the Merger and obtain fair value for their shares.

         "Effective Time" means the date and time at which the Merger becomes effective.

         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources; or (2) the handling, use, presence, disposal, release or threatened release of or exposure to any Hazardous Substance.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(o).

         "ERISA Plans" has the meaning assigned in Section 5.03(o).

         "ESOP" means the Company's Employee Stock Ownership Plan amended effective January 1, 2001.

         "Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Fee Payment Event" has the meaning assigned in Section 8.03(ii).

         "Fee Termination Event" has the meaning assigned in Section 8.03(b).

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" means any substance in any concentration that is:
(1) listed, classified or regulated pursuant to any Environmental Law; (2) any petroleum or coal product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, black mold, radioactive materials or radon; or (3) any other substance that may be the subject of regulatory action by any Governmental Authority or a source of liability pursuant to any Environmental Law.



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         "Indemnifiable Claim" has the meaning assigned in Section 6.10(a).

         "Indemnified Party" has the meaning assigned in Section 6.10(a).

         "Initial Termination Fee" has the meaning assigned in Section
8.03(a)(i).

         "Insurance Amount" has the meaning assigned in Section 6.10(b). "Insurance Policies" has the meaning assigned in Section 5.03(v).

         "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools, software, databases and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

         "IRS" means the United States Internal Revenue Service.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, Right or encumbrance of any nature whatsoever.

         "Listed Termination" has the meaning assigned in Section 8.03(c).

         "Loans" means loans, other extensions of credit (including in the form of leases or guaranties), commitments to extend credit and other similar assets.

         "Material Adverse Effect" means, with respect to the Acquiror or the Company, any effect that: (1) is materially adverse to the financial position, results of operations, stockholders' equity, prospects, operations or business of the Acquiror and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, respectively, other than effects resulting from
(A) changes in generally accepted accounting principles generally applicable to savings and loan holding companies or bank holding companies, respectively, in the United States, (B) changes resulting primarily from changes in banking laws or regulations (or interpretations thereof) of general applicability in the United States, (C) changes in general economic conditions or conditions generally affecting the banking industry, provided in the case of each of (A),
(B) and (C) that such changes do not have a materially more adverse effect on such party than that experienced by similarly situated banks and savings and loan companies, including changes in interest rates, (D) actions taken or not taken by such party required pursuant to the terms of this Agreement or upon the request of the other party(ies) to this Agreement, and (E) changes in the


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Company's stock price in and of themselves; or (2) would materially impair the ability of either the Acquiror or the Company to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

         "Material Interest" has the meaning assigned in the definition of Company Related Person.

         "Merger" has the meaning assigned in Section 2.01(a).

         "Multiemployer Plan" means, with respect to any person, a multiemployer plan within the meaning of Section 3(37) of ERISA.

         "NYSBD" means the New York State Banking Department.

         "OCC" has the meaning assigned in Section 5.03(j).

         "OTS" means the Office of Thrift Supervision.

         "Paying Agent" has the meaning assigned in Section 3.03.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" has, with respect to any person, the meaning assigned in
Section 5.03(o).

         "Permitted Termination Date" has the meaning assigned in Section
8.01(c).

         "person" means any individual, bank, savings bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

         "Previously Disclosed" means, with respect to the Company or the Acquiror, information set forth in such party's Disclosure Schedule in a paragraph or section identified therein as corresponding to the provision of this Agreement in respect of which such information has been so set forth.

         "Proxy Statement" has the meaning assigned in Section 6.03.

         "Public Proposal" has the meaning assigned in Section 8.03(a)(i)(2).

         "REBEP" means the Retirement Benefit Equalization Plan of the Company, effective January 1, 2000.

         "representatives" means, with respect to any person, such person's directors, officers, employees, legal or investment or financial advisors or any representatives of such legal or financial advisors.



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

         "Rights" means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

         "Risk Management Contract" has the meaning assigned in Section 5.03(s).

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933 and the rules and regulations thereunder.

         "Subsequent Termination Fee" has the meaning assigned in Section 8.03(a)(ii).

         "Subsidiary" includes either a "subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC or a "subsidiary" as defined in Sections 225.2(o) and
583.23 of Title Twelve of the Code of Federal Regulations.

         "Superior Proposal" has the meaning assigned in Section 6.06.

         "Surviving Corporation" has the meaning assigned in Section 2.01(a).

         "Takeover Laws" has the meaning assigned in Section 5.03(e).

         "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties or additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties imposed by any taxing authority whether arising before, on or after the Closing Date.

         "Tax Returns" means all reports, certifications and returns (including any attachments, required or otherwise) required to be filed on or before the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries by the Code or any similar foreign, state or local law (including consolidated federal income tax returns and any documentation required to be filed with any taxing authority or to be retained by the Company or any of its Subsidiaries in respect of information reporting requirements).



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         "Tolling Event" has the meaning assigned in Section 8.03(d).

         "Treasury Shares" means shares of Company Common Stock owned, directly or indirectly, by the Company or any of its Subsidiaries other than shares held
(1) in a fiduciary capacity that are beneficially owned by third persons, including shares held in trust accounts and managed accounts, (2) in respect of a debt previously contracted or (3) in connection with obligations and future obligations under the Deferred Compensation Plan and the ESOP.

         "Voting Agreement" has the meaning assigned in Recital E.

         1.02 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Exhibits or Schedules, such reference shall be to a Recital in, Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References herein to "transactions contemplated by this Agreement" include the Merger and the Bank Merger as well as the other transactions contemplated hereby and shall be deemed to include a reference to the transactions contemplated by the Voting Agreements. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to take, to cause its Subsidiaries to take, and to use its commercially reasonable efforts to cause its other affiliates to take, appropriate action in connection therewith. No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation. References to "knowledge" of a person means knowledge after reasonable diligence in the circumstances. All references to "dollars" or "$" mean the lawful currency of the United States. Any reference in this Agreement to any law, rule or regulation shall be deemed to include a reference to any amendments, revisions or successor provisions to such law, rule or regulation.

                                   ARTICLE II

                                   THE MERGER

         2.01 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the following shall occur:

         (a) Structure and Effects of the Merger. Acquiror Sub shall merge with and into the Company, and the separate corporate existence of Acquiror Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving



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

Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

         (b) Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Acquiror, Acquiror Sub or any holder of any shares of capital stock of the Company as in effect at the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Acquiror Sub as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), until duly amended in accordance with the terms thereof and the DGCL.

         (c) Bylaws. The bylaws of the Surviving Corporation (the "Bylaws") will be the bylaws of the Acquiror Sub as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the Certificate of Incorporation.

         (d) Directors. The directors of the Surviving Corporation will be the directors of Acquiror Sub immediately prior to the Effective Time, and such directors, together with any additional directors as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

         (e) Officers. The officers of the Surviving Corporation will be the officers of Acquiror Sub immediately prior to the Effective Time, and such officers, together with any additional officers as may thereafter be elected, shall hold such office until such time as their successors shall be duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

         2.02 Effective Time. The Merger shall become effective upon the filing, in the office of the Secretary of State of the State of Delaware, of a certificate of merger in accordance with Section 251 of the DGCL, or at such later date and time as may be set forth in such certificate. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective
(1) on a day within five business days after the last of the conditions set forth in Article VII (other than conditions relating solely to the delivery of documents dated the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of the Acquiror, on the last business day of the month in which such day occurs), or
(2) on such date as the parties may agree in writing (the "Closing Date").

         2.03 Closing. The closing of the Merger shall take place at 10:00 a.m., California time, on the Closing Date at the offices of Gibson, Dunn & Crutcher LLP, Jamboree Center, 4 Park Plaza, Irvine, California, or at such other time and place as the parties shall agree.



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         2.04 The Bank Merger. After the Merger, Quaker City Bank (the "Bank"),
a federally chartered savings association and wholly owned Subsidiary of the Company, shall be merged with and into Banco Popular North America, a New York state-chartered bank and wholly owned Subsidiary of the Acquiror, pursuant to the Bank Merger Act and other applicable federal and state laws and regulations (the "Bank Merger").

         2.05 Reservation of Right to Revise Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, the Acquiror may revise the structure of the Merger or otherwise revise the method of effecting the acquisition of the Company by the Acquiror, including by providing for (a) the Company to be merged with and into Acquiror Sub (with Acquiror Sub surviving) or a directly or indirectly wholly owned subsidiary of the Acquiror other than Acquiror Sub or (b) a directly or indirectly wholly owned subsidiary of the Acquiror other than Acquiror Sub to be merged with and into the Company; provided, however, that (1) such revision does not reduce the value or nature of the Consideration or payment of any other amounts contemplated by this Agreement and (2) such revised structure or method is reasonably capable of consummation without significant delay (and in no event in excess of a thirty (30) day delay) in relation to the structure contemplated herein. In the event the Acquiror makes such an election, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such election.

                                  ARTICLE III

                                  CONSIDERATION

         3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

         (a) Conversion of Company Common Stock. Each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Treasury Shares and Dissenters' Shares) shall be converted into the right to receive $55.00 in cash consideration (the "Consideration"), without interest thereon. At the Effective Time, the shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist, and from and after the Effective Time, certificates representing Company Common Stock immediately prior to the Effective Time shall be deemed for all purposes to represent the right to receive the Consideration pursuant to this Section 3.01(a).

         (b) Acquiror Sub Common Stock. Each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.



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

         (c) Treasury and Dissenters' Shares. Each share of Company Common Stock held as Treasury Shares (which, for the avoidance of doubt, does not include shares of Company Common Stock owned directly or indirectly by the Company in connection with obligations and future obligations under the Deferred Compensation Plan and the ESOP) or Dissenters' Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and, except as set forth in Section 3.04 with respect to Dissenters' Shares, no consideration shall be issued in exchange therefor.

         3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Company Common Stock (other than Dissenters' Shares, if applicable) shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive Consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock (other than Dissenters' Shares, if applicable).

         3.03 Payment for Shares. At or prior to the Effective Time, the Acquiror shall make available or cause to be made available to such bank as it shall appoint (which bank shall be reasonably acceptable to the Company), as paying agent (the "Paying Agent"), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of Consideration to holders of all shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Reasonably promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of outstanding shares of Company Common Stock a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause the Paying Agent to pay to each person entitled thereto a check in the amount of the Consideration to which such person is entitled, after giving effect to any required Tax withholdings. No interest will be paid or will accrue on any amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such Tax has been paid or is not applicable. One hundred and eighty (180) days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest or other amounts received with respect thereto) made available to the Paying Agent that have not been disbursed to holders of certificates formerly representing shares of Company Common Stock outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving

Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         3.04 Dissenting Stockholders. (a) Notwithstanding any provision of this Agreement to the contrary, Dissenters' Shares shall not be converted into the right to receive the Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Consideration, without any interest thereon.

         (b) The Company shall give the Acquiror (1) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (2) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Acquiror, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

         3.05 Company Stock Options. At the Effective Time, each unexercised Company Stock Option, stock appreciation right, phantom stock, stock grant, stock award or other similar equity-based award ("Company Stock Award") then outstanding, whether vested or unvested, without any action on the part of the holder, shall be converted into the right to receive payment of an amount in cash equal to the product of (1) the excess of the Consideration over the applicable exercise price per share, if any, of such Company Stock Award and (2) the applicable number of shares of Company Common Stock subject to such Company Stock Award as of immediately prior to the Effective Time; provided that the Company shall be entitled to withhold from such cash payment any amounts required to be withheld under applicable law. As a condition to payment, each holder shall deliver to the Acquiror an acknowledgement and waiver (in form and substance reasonably to be mutually agreed by the Acquiror and the Company prior to the Effective Time) that (i) confirms the cash amount to which the holder is entitled under such holder's Company Stock Awards and (ii) releases the Company, the Acquiror and their respective officers and directors from any and all claims relating to the Company Stock Awards upon payment of the cash amount due. Each Company Stock Award will be cancelled and shall cease to exist automatically as of the Effective Time. Prior to the Effective Time, the Company shall take all necessary actions required to effect the foregoing, including obtaining resolutions of the Company Board, of the board of directors of the Bank or of a committee established under a Company Stock Plan, if applicable, to effect the foregoing.

                                   ARTICLE IV

                           ACTIONS PENDING THE MERGER

         4.01 Forbearances of the Company. From the date hereof until the Effective Time, the Company agrees, except as expressly provided in this Agreement or in each case as may be required by applicable law, without the prior written consent of an officer of the Acquiror, the Company will not, and will cause each of its Subsidiaries not to:

         (a) Ordinary Course. Conduct the business of the Company and its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates; take any action that would reasonably be expected to have a Material Adverse Effect upon the Company.

         (b) Operations. Enter into any material new line of business or change its material lending, investment, underwriting, risk and asset/liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

         (c) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Company Stock or any Rights, (2) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, or stock-based employee rights or arrangements, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock or any other capital security of the Company, (4) effect any recapitalization, reclassification, stock split, reverse stock split, or similar change in capitalization, or (5) enter into, or take any action to cause any holders of Company Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Stock to vote any shares of Company Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

         (d) Subsidiaries. Issue, sell or otherwise permit to become outstanding, transfer, mortgage, encumber or otherwise dispose of or permit the creation of any Lien in respect of, or amend or modify the terms of, any equity interests held in a Subsidiary of the Company.

         (e) Dividends, Etc. Make, declare, pay or set aside for payment any dividend, other than regular quarterly dividends in the ordinary course of business on outstanding shares of Company Common Stock through the Effective Time, in each instance in an amount not to exceed $0.20 per share, or dividends from wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company, on or in respect of, or declare or make any distribution on any shares of its capital stock or split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

         (f) Compensation; Employment Contracts; Etc. Enter into, amend, modify, renew or terminate any employment, consulting, severance, change in control or similar Contracts with any directors, officers, employees of, or independent contractors with respect to, the Company or its Subsidiaries, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof, (3) for merit-based salary increases for non-executive employees in the ordinary course of business and consistent with past practice or other annual salary increases in the ordinary course of business and consistent with past practice, or (4) for employment arrangements for newly hired non-executive officer and non-management level employees in the ordinary and usual course of business consistent with past practice, provided that any such Contract shall not include any provision providing for payments to, or the conferring of other benefits on, the person arising from a change of control of the Company.

         (g) Benefit Plans. Other than the Previously Disclosed amendments to the ESOP, the Deferred Compensation Plan and the REBEP, enter into, establish, adopt, amend, modify or terminate any bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock based, incentive, stock bonus, stock purchase, restricted stock, stock appreciation, stock option, medical, dental, disability, health or life plan, or any other employee benefit and fringe benefit plan, Contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees, independent contractors or directors or any beneficiary or dependent of any of the foregoing, including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to, stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) to satisfy Previously Disclosed Contracts existing on the date hereof or (3) to make, by or before July 31, 2004, incentive compensation payments to officers and employees consistent with past practice and as accrued to such date in an amount in the aggregate not to exceed $1,250,000.

         (h) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any material portion of, its assets, deposits, business or properties, except (1) pursuant to

Previously Disclosed Contracts existing on the date hereof, or (2) for sales of Loans, debt securities or similar investments in the ordinary and usual course of business consistent with past practice.

         (i) Acquisitions. Other than in the ordinary and usual course of business consistent with past practice, acquire any assets, business, properties or deposits of another person, except (1) pursuant to Previously Disclosed Contracts existing on the date hereof, or (2) by way of foreclosures in satisfaction of debts previously contracted in good faith.

         (j) Constitutive Documents. Amend (or suffer to be amended) the Constitutive Documents of the Company or any of its Subsidiaries.

         (k) Accounting Methods. Implement or adopt any change in the accounting principles, practices or methods used by the Company and its Subsidiaries, other than as may be required by generally accepted accounting principles.

         (l) Contracts. Except in the ordinary course of business consistent with past practice, (1) enter into, amend, renew or terminate any material Contract or any other Contract that provides for either (A) aggregate payments of $250,000 or more per annum or (B) a term exceeding one year or (2) amend or modify in any material respect any of its existing material Contracts, it being understood that this clause (l) shall not govern the entering into, amendment, renewal or termination of any Loan.

         (m) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $100,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices.

         (n) Risk Management. (1) Implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk; or (3) fail to use commercially reasonable means, consistent with past practice, to avoid any material increase in its aggregate exposure to interest rate risk.

         (o) Indebtedness. Other than in the ordinary course of business (including by way of creation of deposit liabilities, entry into repurchase agreements, purchases or sales of federal funds, Federal Home Loan Bank advances, and sales of certificates of deposit) consistent with past practice,
(1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

         (p) Loans. (1) Make any Loan other than in the ordinary course of business consistent with lending policies and practices as in effect on the date hereof; or (2) make any commercial real estate Loan in excess of $7,500,000, or any other Loan in excess of $7,500,000; provided that the Company or any of its Subsidiaries may make any such Loan in the event (A) the Company or any of its Subsidiaries has delivered to the Acquiror or its designated representative a notice of its intention to make such Loan and such additional information as the Acquiror or its designated representative may reasonably require and (B) the Acquiror or its designated representative shall not have reasonably objected to such Loan by giving notice of such objection within five business days following the actual receipt by the Acquiror of the applicable notice of intention.

         (q) Adverse Actions. (1) Subject to Section 6.06, take any action that is intended or would reasonably be expected to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; or (2) engage in any new line of business or make any acquisition that would not be permissible for a United States bank holding company (as defined in the Bank Holding Company Act of 1956) or would subject the Acquiror, the Company or any Subsidiary of either to material regulation by a Governmental Authority that does not presently regulate such company or to regulation by a Governmental Authority that is materially different from current regulation.

         (r) Taxes. Commence or settle any litigation, audit, examination, or proceeding with respect to any liability for Taxes, enter into any Tax closing agreement or request any private letter ruling or similar ruling, make or change any material express or deemed Tax election (including with respect to any Tax accounting period), file any amended Tax Return, take any action which is reasonably likely to have a material adverse effect on any Tax position of the Company or any of its Subsidiaries (or after the Merger, which is reasonably likely to have a material adverse effect on any Tax position of the Acquiror), change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

         (s) Company Related Person Contracts. Except as Previously Disclosed, enter into, terminate, amend, or grant any consent or waiver under, or fail to enforce any Contract with any Company Related Persons or amend or modify in any material respect any of its existing Contracts with any Company Related Person; provided that this clause (s) shall not apply to any Loan made by the Bank to any non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

         (t) Capital Expenditures. Except in the ordinary course of business consistent with past practice, make any capital expenditures in excess of $250,000 in any one case or $500,000 in the aggregate or enter into any agreement contemplating capital expenditures in excess of $250,000 for any twelve (12) month period.

         (u) Commitments. Agree or commit to do, or enter into any Contract regarding, anything that would be precluded by clauses (a) through (t) above without first obtaining the Acquiror's consent, which consent shall not be unreasonably withheld.

         4.02 Forbearances of the Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, the Acquiror will not, and will cause each of its Subsidiaries not to, take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied on or before the date specified in
Section 8.01(c) or (c) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. Prior to the date hereof, the Company has delivered to the Acquiror and the Acquiror has delivered to the Company a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or
(b) as an exception to one or more representations or warranties contained in
Section 5.03 (other than 5.03(r)(12) and (17)) or 5.04, respectively, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the disclosing party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company or the Acquiror, respectively.

         5.02 Standard. No representation or warranty of the Company or the Acquiror contained in Section 5.03 or 5.04 shall be considered untrue or incorrect, and no party hereto shall be considered to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, (a) is not Previously Disclosed and (b) individually or taken together with all other facts, events or circumstances that have not been Previously Disclosed with respect to any one or more representations or warranties contained in Section 5.03 (other than Section 5.03(b), 5.03(h)) or 5.04 (in each case, read for this purpose without regard to any individual reference to "materiality" or "Material Adverse Effect"), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or the Acquiror, respectively.

         5.03 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants to the Acquiror and Acquiror Sub as set forth in its Disclosure Schedule and as follows:

         (a) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing as a corporation under the laws of Delaware, and is duly qualified to do business and is in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

         (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of 20,000,000 shares of Company Common Stock, of which not more than 6,281,783 shares were outstanding as of March 1, 2004, and 2,000,000 shares of Company Preferred Stock, no shares of which are outstanding. No shares of Company Common Stock have been issued since March 1, 2004 other than pursuant to the exercise of Company Stock Options. The outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). There are no shares of Company Stock reserved for issuance other than pursuant to the Company Stock Plans, the Company does not have any Rights issued or outstanding with respect to Company Stock or any Company Stock Awards outstanding other than Company Stock Options, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. The Company has Previously Disclosed a list of each Compensation Plan under which any shares of capital stock of the Company or any Rights with respect thereto have been or may be awarded or issued (the "Company Stock Plans"). As of March 1, 2004, the Company had outstanding Company Stock Options representing the right to acquire no more than 655,002 shares of Company Common Stock of which 655,002 Company Stock Options have a per share exercise price less than the Consideration and an aggregate of 203,338 shares of Company Common Stock authorized for future issuance under the Stock Option Plans; no Company Stock Options have been granted since such date. Except as described in the immediately preceding sentence, the Company has no Company Common Stock authorized for issuance pursuant to any Company Stock Plans or otherwise. The Company has Previously Disclosed the weighted average exercise price for the Company Stock Options under each of its Company Stock Plans. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         (c) Subsidiaries. (1)(A) The Company has Previously Disclosed a list of all its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) the Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or its Subsidiaries), (D) there are no Contracts by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its Subsidiaries), (E) there are no Contracts relating to its rights to vote or to dispose of such securities (other than to the Company or its Subsidiaries), and
(F) all the equity securities of each such Subsidiary held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens.

              (2) The Company has Previously Disclosed, as of the date hereof, a list of all equity securities it or one of its Subsidiaries holds (other than in a Subsidiary of the Company), including a description of any such issuer and the percentage of the issuer's voting and/or non-voting securities and, as of the Effective Time, no additional persons would need to be included on such a list. The Company has Previously Disclosed a list, as of the date hereof, of all partnerships, limited liability companies, joint ventures or similar entities, in which it owns or controls an equity, partnership or membership interest, directly or indirectly, and the nature and amount of each such interest and, as of the Effective Time, no additional persons would need to be included on such a list.

              (3) Each of the Company's Subsidiaries has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Bank is the Company's only depository institution Subsidiary, and it (A) is an "insured depository institution" as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) is "well capitalized" within the meaning of the OTS's regulations codified at Title Twelve, Chapter V, Part 565 of the Code of Federal Regulations, and (C) has a rating of "Satisfactory" or better under the CRA.

         (d) Power. The Company and each of its Subsidiaries has the requisite power and authority (corporate and other) to carry on its business as it is now being conducted and to own all its properties and assets, and the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         (e) Corporate Authority and Action. (1) The Company has taken all corporate action necessary in order (A) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (B) subject only to receipt of the approval of the plan of merger contained in this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Requisite Vote") and the filing and notices as identified in Section 5.03(f) hereof to consummate the Merger. This Agreement has been duly authorized, executed and delivered by the Company, and assuming this Agreement constitutes a valid and binding obligation of Acquiror, this Agreement constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

              (2) The Company has taken all action required to be taken by it in order to exempt each of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and each of this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby is exempt from, (A) the requirements of any applicable "moratorium," "control share," "fair price," or other antitakeover laws and regulation of any state (collectively, "Takeover Laws"), including Section 203 of the DGCL, and (B) Articles Fourth and Eighth of the Company's certificate of incorporation and any other applicable provision of the Constitutive Documents of the Company or any of its Subsidiaries.

              (3) The Company Board has received the opinion of Smith Banking Consultants, Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the stockholders of the Company is fair to such stockholders from a financial point of view.

         (f) Approvals and Filings; No Defaults. (1) No consents or approvals of, or filings (other than customary Tax filings) or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby and thereby, except for (A) the filing with the SEC of the Proxy Statement in definitive form, (B) the filing of an application with the OTS to decertify the Bank as may be required by the OTS,
(C) the filing by the Acquiror or one or more of its Subsidiaries and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the FDIC and the NYSBD, and expiration of any related waiting periods, with respect to the Merger and the Bank Merger, (D) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (E) filings with or notification to the Nasdaq National Market System. As of the date hereof, the Company is not aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

              (2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph or in Section 5.04(d), and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of the Company or of any of its Subsidiaries or to which the Company or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         (g) SEC Documents; Financial Statements. The Company's Annual Reports on Form 10-K for the fiscal years ended June 30, 2001, 2002 and 2003, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to June 30, 2003 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, the "Company SEC Documents") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (or if amended or superseded by a filing prior to the date of this Agreement, then did not as of the date of such filing) and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of the Company and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

         (h) Absence of Undisclosed Liabilities and Changes. (1) Except as disclosed in the Company SEC Documents filed prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company and, since June 30, 2003, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

              (2) Since June 30, 2003, except for execution of this Agreement and performance of its obligations hereunder, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, events and circumstances (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

         (i) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any arbitrator or Governmental Authority is pending against the Company or any of its Subsidiaries and, to the Company's knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there are no judgments, injunctions, writs, orders or decrees binding upon the Company or its Subsidiaries that would (A) be binding upon Acquiror following consummation of the transactions contemplated under this Agreement and (B) adversely affect the conduct of the business of Company or its Subsidiaries by Acquiror, or the business of Acquiror and its Subsidiaries, in any material respect. Except as Previously Disclosed, no audit, investigation, inspection or any other review or inquiry whatsoever by any Governmental Authority concerning or involving the business of Company or its Subsidiaries since January 1, 2000 has reported any material violation by Company or its Subsidiaries of any material requirement of Applicable Law.

         (j) Compliance with Laws. (1) The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective officers and employees:

          (i) conducts its business in compliance with Applicable Law and, if applicable, any certifications provided and to be provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 were and will be accurate as of their respective dates;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened or would reasonably be expected to occur, and all such filings, applications and registrations are current;

          (iii) has received, since June 30, 2001, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such

          Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do grounds for any of the foregoing exist), or
          (iii) restricting or disqualifying their activities;

          (iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against the Company, any of its Subsidiaries or any officer, director or employee thereof;

          (v) is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action; and

          (vi) since June 30, 2001, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any Applicable Law with any applicable Governmental Authority (collectively, the "Company Reports"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

              (2) None of the Company or its Subsidiaries (x) has engaged in any of the practices listed in Office of the Comptroller of the Currency (the "OCC") Advisory Letter AL 2000-7 as "indications that an institution may be engaging in abusive lending practices" or as practices that "may suggest the potential for fair lending violations", (y) has engaged in any "predatory" or "abusive" lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the FDIC and the OTS on January 31, 2001, or (z) has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

         (k) Material Contracts and Loans; Defaults. The Company has Previously Disclosed a complete and accurate list of all material Contracts (and in the case of material Contracts constituting Loans by the Company or any of its Subsidiaries, the total amounts available for borrowing and outstanding under such Loans as of the date hereof) to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or their respective properties is subject or bound, including the following:

              (1) any Contract not constituting a Loan that (A) is not terminable at will both without cost or other liability to the Company or any of its Subsidiaries and upon notice of thirty (30) days or less and (B) provides for fees or other payments in excess of $150,000 per annum or in excess of $300,000 for the remaining term of the Contract;

              (2) any Contract that contains an "exclusivity" clause (that is, obligates the Company or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person);

              (3) any Loan by the Company or any of the Subsidiaries pursuant to which total amounts committed or outstanding under such Loan exceed $7,500,000;

              (4) any Contract with a term beyond the Effective Time under which the Company or any of its Subsidiaries created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money (including capitalized lease obligations) in excess of $250,000, other than Federal Home Loan Bank advances, dealer repurchase repossessions and broker certificates of deposit in each case in the ordinary course of business consistent with past practice;

              (5) any Contract between the Company or any of its Subsidiaries and a Company Related Person, other than any Loan made by the Company Bank to non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

              (6) any Contract with respect to the employment of, or payment to, any present or former directors, officers, employees or consultants involving payment of more than $100,000 per annum;

              (7) any Contract involving the purchase or sale of assets with a book value greater than $100,000 entered into since June 30, 2001, other than Contracts entered into in the ordinary course of business consistent with past practice with respect to the purchase or sale of Loans; and

              (8) any Contract involving a commitment for future capital expenditures in excess of $250,000 in a twelve (12) month period or $500,000 in the aggregate.

Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Contracts referred to in Section 5.03(k)(5) above are on arm's-length terms or terms more favorable to the Company and its Subsidiaries.

         (l) Activities. Since June 30, 1999, neither the Company nor any of its Subsidiaries has engaged in real estate development activities or mezzanine lending activities and neither the Company nor any of its Subsidiaries has beneficially owned any equity securities of any person engaged in either of such activities.

         (m) Non-Competition/Non-Solicitation. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its affiliates is or could be conducted or the types of business that the Company or its affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of the Acquiror or its affiliates is or could be conducted or the types of business that the Acquiror or its affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of the Acquiror or its affiliates to do so.

         (n) Properties. Except as disclosed in the financial statements filed in the Company SEC Documents on or before the date hereof, the Company and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for Taxes not yet due and payable, mechanics Liens, materialmen Liens, or other inchoate Liens) to the properties and assets, tangible or intangible, reflected in such financial statements (including the notes thereto) as being owned by the Company and its Subsidiaries as of the dates thereof. All buildings and all fixtures, equipment, and other property and assets that are material to its business and are held under leases or subleases by any of the Company and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights generally or by general equity principles) and, with respect to real property held under lease by the Company or any of its Subsidiaries, neither the Company nor such Subsidiary, as the case may be, nor, to the knowledge of the Company, the lessor is in default of any material provision of the related lease agreement. The Company has Previously Disclosed any real property owned or held under lease by the Company or any of its Subsidiaries.

         (o) Employee Benefit Plans. (1) The Company has Previously Disclosed a complete list of all "employee benefit plans" within the meaning of Section 3(3) of ERISA and including, but not limited to, all bonus, vacation, deferred compensation, commission-based, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock based, incentive, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, Contracts, policies, programs or arrangements and any "change of control" or similar provisions in any plan, contract, program or arrangement maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former officers, employees or directors or the beneficiaries or dependents of any of the foregoing (collectively, the "Compensation Plans"), and each Compensation Plan that has received a favorable determination or opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Previously Disclosed Compensation Plans, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Compensation Plans, and all amendments thereto have been provided to the Acquiror.

              (2) Each of the Compensation Plans has been administered and operated in all material respects in accordance with the terms thereof and is in compliance with ERISA, the Code, the Securities Act and other applicable law. For each of the Compensation Plans that is subject to ERISA (collectively, the "ERISA Plans") and that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, the Company has received a favorable determination or opinion letter from the IRS (or, in the case of the Cash Balance Plan, filed an application to receive such a determination letter) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under
Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Compensation Plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code that provides benefits under a Compensation Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Neither the Company, nor any of its Subsidiaries has engaged in any transaction with respect to any Compensation Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. There is no pending or, to the Company's knowledge, threatened litigation or governmental audit, examination or investigation relating to the Compensation Plans. Neither the Company nor any of its

Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

              (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001 (a)(15) of ERISA, currently or formerly maintained or contributed to by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (an "ERISA Affiliate"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the immediately preceding 12-month period or will be required to be filed in connection with the transaction contemplated by this Agreement.

              (4) All contributions, premiums and payments required to be made under the terms of any of the Compensation Plans or applicable law have been timely made and all obligations in respect of each Compensation Plan have been properly accrued and reflected in the Company SEC Documents and the financial statements contained therein. Neither any of the Pension Plans nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

              (5) Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

              (6) Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Compensation Plan or collective bargaining Contract, except as Previously Disclosed. The Company or the Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. There has been no communication to employees, former employees or their spouses, beneficiaries or dependents by the Company or any of its Subsidiaries that promised or guaranteed such employees retiree health or life insurance or other retiree death benefits on a permanent basis or promised or guaranteed that any such benefits could not be modified, eliminated or terminated.

              (7) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee eligibility or coverage under, any Compensation Plan that would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year (it being understood that this sentence does not cover any increase in expenses related to any increase in the number of employees). None of the execution of this Agreement, stockholder adoption of this Agreement or the consummation of the transactions contemplated hereby will
(w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation, stock awards or other benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Compensation Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Acquiror to merge, amend or terminate any of the Compensation Plans, or (z) result in payments under any of the Compensation Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

              (8) The Company has Previously Disclosed for all current officers, employees and directors of the Company or any of its Subsidiaries (x) complete lists stating the current base salary, fiscal 2003 earned incentive compensation and estimated fiscal 2004 target incentive compensation (as accrued to date consistent with past practice) of $1,250,000, and (y) any additional payments triggered by this Agreement or the transaction contemplated hereby.

         (p) Labor Matters. Each of the Company and its Subsidiaries is in compliance with all applicable law respecting employment and employment practices, terms and conditions of employment and wages and hours, including the Immigration Reform and Control Act of 1986, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining Contract or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations

Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving it or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity. The consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Contract to which the Company or any Subsidiary of the Company is a party.

         (q) Environmental Matters. (1) The Company and each of its Subsidiaries have complied at all times with all applicable Environmental Laws; (2) no property (including soils, groundwater, buildings, tanks, piping and any other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance; (3) neither the Company nor any of its Subsidiaries could be deemed the owner or operator under any Environmental Law of any property in connection with any Loans or in which it has currently or formerly held a Lien or security interest;
(4) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; (5) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information relating to any violation of, or liability under, any Environmental Law; (6) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any indemnity or other agreement with any third party relating to any Environmental Law; (7) there are no other circumstances or conditions involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Lien held by the Company or any of its Subsidiaries (including the presence of asbestos, underground storage tanks, contamination, polychlorinated biphenyls, black mold or gas station sites) that could be expected to result in any claims, liability or investigations or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (8) the Company has made available to the Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any of its Subsidiaries, any currently or formerly owned or operated property or any property in which the Company or any of its Subsidiaries has held a Lien and could be deemed an owner or operator of such property pursuant to any Environmental Law.

         (r) Tax Matters. (1) All Tax Returns that are required to be filed with respect to the Company or any of its Subsidiaries have been or will be prepared in good faith and be timely filed; (2) all Tax Returns filed by the Company and its Subsidiaries are true, complete and accurate; (3) all Taxes that are due and payable (without regard to whether such Taxes have been assessed) have been timely paid; (4) except as Previously Disclosed, all Tax

Returns referred to in clause (1) have been examined by the IRS or the appropriate state, local, or foreign taxing authority or the period for assessment of the Taxes for which such return has been filed has expired; (5) no audit or examination or refund litigation with respect to any such Tax Return is pending or has been threatened; (6) all deficiencies asserted or assessments made as a result of any examination of a Tax Return of the Company or any of its Subsidiaries, have been paid in full or have been fully resolved; (7) the Company and its Subsidiaries have complied with all information reporting requirements imposed by the Code or any similar foreign, state or local law; (8) no waivers of statute of limitations that are currently in effect have been given by or requested with respect to any Taxes of the Company or its Subsidiaries; (9) the Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of information reporting or return or record retention requirements imposed by the Code or any similar foreign, state or local law; (10) neither the Company nor its Subsidiaries (A) except as Previously Disclosed, has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than, for purposes of filing consolidated U.S. Tax Returns, a consolidated group of which the Company was the common parent) or (B) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local, or foreign law), as transferee or successor, by contract or otherwise; (11) no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries; (12) no tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and any other transactions contemplated by this Agreement; (13) none of the Company and its Subsidiaries are bound by any tax indemnity, tax sharing or tax allocation agreement or arrangement (except for tax-sharing agreements or arrangements among the Company and any of its Subsidiaries that are Previously Disclosed and provided in full, with all amendments, to the Acquiror); (14) all Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other person using the proper method and receipt for such payment has been received; (15) except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of
(A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date; (16) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and no taxing authority is in the process of imposing any such Lien (other than Taxes not yet due and payable); (17) as a result of any transaction contemplated by this Agreement, except as Previously Disclosed, none of the Company or any of its Subsidiaries or Acquiror will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (18) none of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied; and (19) as of the date hereof, each of the Company and its Subsidiaries has made available to Acquiror or its designee true, correct, and complete copies of all income, franchise, capital, and similar Tax Returns either the Company or its Subsidiaries for all Tax accounting periods for which the relevant statute of limitations has not expired.

         (s) Risk Management; Provision for Loan Losses. (1) All swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company's own account, or for the account of one or more of the Company's Subsidiaries or their customers (each a "Risk Management Contract"), were entered into (A) in accordance with prudent business practices and all Applicable Law and regulatory policies and
(B) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. The Company has Previously Disclosed all Risk Management Contracts that have been entered into as of the date hereof. Neither the Company nor its Subsidiaries, nor to the Company's knowledge any other party thereto, is in breach of any of its obligations under any Risk Management Contract.

              (2) The provision for loan losses reflected on the consolidated balance sheets included in the Company SEC Documents filed subsequent to January 1, 2003 are, and at the Effective Time will be, in the reasonable judgment of the Company's management, adequate as of their respective dates under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines.

         (t) Books and Records. The books and records of the Company and its Subsidiaries have been properly and accurately maintained, and there are no inaccuracies or discrepancies contained or reflected therein.

         (u) Accounting Controls. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that: (1) all transactions are executed in accordance with management's general or specific authorization; (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principals consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (3) access to the assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         (v) Insurance. The Company has made available to the Acquiror all of the insurance policies, binders, or bonds maintained by or for the benefit of the Company or its Subsidiaries ("Insurance Policies") or their representatives. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in default thereunder, and all claims thereunder have been filed in due and timely fashion.

         (w) No Brokers; Advisors. No action has been taken by the Company or its Subsidiaries (including their directors, officers or employees) that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except that the Company has employed Smith Banking Consultants, Inc. and Hovde Financial LLC in connection with this transaction on Previously Disclosed terms. The Company has Previously Disclosed all other advisors it has hired in connection with this Agreement and the transactions contemplated hereby and the amount of anticipated payments to such advisors.

         (x) Intellectual Property. The Company and its Subsidiaries own or have the right to use all material Intellectual Property Rights necessary or required for the operation of their business as currently conducted (collectively, "Company IP Rights"), and have the right to use, license, sublicense or assign the same without material liability to, or any requirement of consent from, any other person or party. The Company's use of the Company IP Rights does not infringe any Intellectual Property Rights of any person; there is no pending or, to the knowledge of the Company, threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any Company IP Rights; to the knowledge of the Company, there is currently no infringement by any person of any Company IP Rights; and the Company IP Rights owned, used or possessed by the Company and its Subsidiaries are sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

         (y) Disclosure. The information Previously Disclosed or otherwise provided to the Acquiror in connection with this Agreement, when taken together with the representations and warranties contained herein, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances in which they are being made, not misleading. The copies of all documents furnished to the Acquiror hereunder are true and complete.

         5.04 Representations and Warranties of the Acquiror. Except as Previously Disclosed, the Acquiror represents and warrants to the Company, and Acquiror Sub will represent to the Company, as set forth in its Disclosure Schedule as follows:

         (a) Organization, Standing and Authority. The Acquiror is duly organized, validly existing and in good standing under the laws of Puerto Rico. Following its formation, Acquiror Sub will be duly organized, validly existing and in good standing under the laws of Delaware. The Acquiror is, and Acquiror Sub will be, following its formation, duly qualified to do business and in good standing in the jurisdictions where the ownership or leasing of property or assets or the conduct of business requires such qualification by Acquiror or Acquiror Sub, as applicable.

         (b) Corporate Power. The Acquiror has, and Acquiror Sub will have, as of the Closing Date, the requisite power and authority to carry on its business as it is now being or, in the case of Acquiror Sub, will be, conducted and to own all its properties and assets; the Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement as required by Section
6.16 hereof, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of Acquiror Sub, to adopt the plan of merger contained in this Agreement and, in accordance therewith, to consummate the transactions contemplated hereby.

         (c) Corporate Authority and Action. The Acquiror has, and Acquiror Sub will have, as of the date it executes a supplement to this Agreement as required by Section 6.16 hereof, taken all corporate action necessary in order to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the Merger and the Bank Merger. This Agreement has been duly authorized, executed and delivered by the Acquiror and, assuming this Agreement constitutes a valid and legally binding obligation of the Company, this Agreement constitutes a valid and legally binding obligation of the Acquiror, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Upon the execution of a supplement to this Agreement by Acquiror Sub, this Agreement will be the valid and legally binding obligation of Acquiror Sub, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, conservatorship, receivership, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         (d) Regulatory Approvals and Filings; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Acquiror or any of its Subsidiaries in connection with the execution, delivery or performance by the Acquiror or Acquiror Sub of this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby except for (A) the filing and approval of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System, the FDIC and the NYSBD, and expiration of any related waiting periods, with respect to the Merger and the Bank Merger; (B) the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (C) filings with or notification to the Nasdaq National Market System. As of the date hereof, the Acquiror is not aware of any reason why, including, without limitation, any pending or threatened (x) investigation, review or disciplinary proceeding by any Governmental Authority against the Acquiror, any of its Subsidiaries or any officer, director or employee thereof or (y) order, decree or directive by any Governmental Authority, in each case of which the Acquiror is aware, the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received on a timely basis without the imposition of a condition or requirement described in Section 7.01(b).

              (2) Subject to receipt of the regulatory approvals and expiration of the waiting periods referred to in the preceding paragraph or in Section 5.03(f), and the making of all required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license or Contract of the Acquiror or of any of its Subsidiaries or to which the Acquiror or any of its Subsidiaries or their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Constitutive Documents of the Acquiror or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         (e) Funds. As of the date hereof, the Acquiror has borrowing capacity under existing credit arrangements and/or pursuant to existing effective registration statements to raise proceeds from such borrowings in an amount sufficient to pay the Consideration. At the Effective Time, the Acquiror will have the funds necessary to consummate the Merger and pay the Consideration in accordance with the terms of this Agreement.

         (f) Interim Operations of Acquiror Sub. Acquiror Sub will be formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Closing Date, will have engaged in no business other than in connection with the transactions contemplated by this Agreement. Acquiror Sub will be a direct or indirect wholly owned subsidiary of the Acquiror.

         (g) No Brokers. No action has been taken by the Acquiror or Acquiror Sub that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                    COVENANTS

         6.01 Commercially Reasonable Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company, the Acquiror and Acquiror Sub agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable law, so as to permit consummation of the Merger and the Bank Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

         (b) Without limiting the generality of Section 6.01(a), the Company agrees to use its commercially reasonable efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or the Bank Merger or for the Surviving Corporation to receive the benefits of such Contract.

         6.02 Stockholder Approval. The Company agrees to take, in accordance with applicable law, applicable Nasdaq National Market System rules, the rules of any other relevant exchange and the Company's Constitutive Documents, all action necessary to convene an appropriate meeting of stockholders of the Company as promptly as practicable after the date hereof to consider and vote upon the adoption of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement, the "Company Meeting"), and to solicit stockholder approval, as promptly as practicable after the date hereof. The Company Board has adopted a resolution contemplated by DGCL Section 251 recommending that the stockholders adopt and approve this Agreement and, subject to its fiduciary duties, will keep such resolution in effect and will use all commercially reasonable efforts to obtain from its stockholders a vote adopting and approving the plan of merger contained in this Agreement. Unless the Agreement has previously been terminated pursuant to Article VIII hereof, the Company shall be obligated to hold the Company Meeting notwithstanding any Acquisition Proposal or other event or circumstance and the Company agrees that it will not submit any Acquisition Proposal to its stockholders for a vote.

         6.03 Proxy Statement. (a) The Acquiror and the Company will cooperate in the preparation of a proxy statement and other proxy solicitation materials of the Company (the "Proxy Statement"). The Company agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable. The Company will advise the Acquiror promptly of the time when the Proxy Statement and any amendment or supplement to the Proxy Statement has been filed, and of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company agrees to use its commercially reasonable efforts, after consultation with the Acquiror, to respond promptly to all such comments of and requests by the SEC.

         (b) Each of the Company and the Acquiror agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Meeting, contain any untrue statement that, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and the Acquiror further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other party thereof and will take the necessary steps to correct the Proxy Statement.

         (c) The Company will use its commercially reasonable efforts to cause the definitive Proxy Statement and all required amendments and supplements thereto to be mailed to its stockholders as promptly as practicable after the date hereof.

         6.04 Press Releases. The initial press releases concerning the Merger and the other transactions contemplated by this Agreement shall be in such form agreed to in advance by the parties, and thereafter each of the Company and the Acquiror agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby (except for any release or statement that, upon the advice of outside counsel to the Company or the Acquiror, as the case may be, is required by law or regulation and as to which the Company or the Acquiror, as the case may be, has used its best efforts to discuss with the other in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of the Company or the Acquiror, as the case may be, or any of its representatives that was not permitted by this Agreement).

         6.05 Access; Information. (a) Upon reasonable notice and subject to applicable law relating to the exchange of information, the Company shall afford the Acquiror and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including credit files, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as it may reasonably request and, during such period, the Company shall furnish promptly (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning its business, properties and personnel as the Acquiror may reasonably request.

         (b) Each of the Company and the Acquiror agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05, unless, with respect to the Company and in connection with the transactions contemplated hereby, such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the party to which such information pertains or (4) is or becomes readily ascertainable from published information or trade sources. Each party shall be responsible for any breach of this Section 6.05(b) by its representatives. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same, or at the other party's request, destroyed, and shall cause its representatives to return or, at the other party's request, destroy all such items.

         (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

         6.06 Acquisition Proposals. The Company agrees that it shall not, and shall cause its representatives, its Subsidiaries and its Subsidiaries' representatives not to, solicit, encourage or otherwise facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender or exchange offer, proposal for a merger, sale of substantially all assets, consolidation or other business combination involving the Company or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business, assets or deposits of, the Company or any of its Subsidiaries (any of the foregoing, other than the transactions contemplated by this Agreement, an "Acquisition Proposal"); provided that nothing contained in this Agreement shall prevent the Company Board from (i) making any disclosure to its stockholders if, in the good faith judgment of the Company Board, failure so to disclose would be inconsistent with its obligations under applicable law; (ii) before the date of the Company Meeting, providing (or authorizing the provision of) information to, or engaging in (or authorizing) such discussions or negotiations with, any person who has made a bona fide written Acquisition Proposal received after the date hereof which did not result from a breach of this Section 6.06; or (iii) recommending such an Acquisition Proposal to its stockholders if and only to the extent that, in the case of actions referred to in clause (ii) or (iii), (x) such Acquisition Proposal is a Superior Proposal, (y) the Company Board, after having consulted with and considered the advice of outside counsel to the Company Board, determines in good faith that providing such information or engaging in such negotiations or discussions or making such recommendation is required in order to discharge the directors' fiduciary duties to the Company and its stockholders in accordance with the DGCL and (z) the Company receives from such person a confidentiality agreement substantially in the form of the Confidentiality Agreement. For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal by a third party on terms that the Company Board determines in its good faith judgment, after receiving the advice of its financial advisors and its legal advisors regarding the prospects for regulatory approval (the substance of which advice shall be communicated to the Acquiror), to be more favorable from a financial point of view to the Company and its stockholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law, after giving the Acquiror at least five (5) business days to respond to such third-party Acquisition Proposal once the Board has notified the Acquiror that in the absence of any further action by the Acquiror it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by the Acquiror. The Company also agrees immediately as of the date hereof to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than the Acquiror with respect to any of the foregoing. The Company shall promptly (within 24 hours) advise the Acquiror following the receipt by it of any Acquisition Proposal and the material terms thereof (including the identity of the person making such Acquisition Proposal), and advise the Acquiror of any developments (including any change in such terms) with respect to such Acquisition Proposal promptly upon the occurrence thereof. The Company agrees that neither it nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. The Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

         Nothing contained in this Section 6.06 or any other provision of this Agreement will prohibit the Company or the Company Board from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 6.06.

         6.07 Takeover Laws. No party shall knowingly take any action that would cause the transactions contemplated by this Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement or the Voting Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.08 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under the Constitutive Documents of the Company or (b) under any material Contract to which it or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

         6.09 Regulatory Applications. (a) The Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement on a timely basis. Each of the Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material consents, registrations, approvals, permits and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

         (b) Each of the Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.10 Indemnification. (a) Following the Effective Time and for a period of six years thereafter, the Acquiror shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (each, an

"Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time (each an "Indemnifiable Claim"), to the fullest extent that the Company is permitted to indemnify its directors and officers under applicable law and its Constitutive Documents as in effect on the date hereof (and the Acquiror shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether such an officer's or director's conduct complies with the standards set forth under applicable law and the Company's Constitutive Documents shall be made by independent counsel reasonably acceptable to both the Indemnified Party and the Surviving Corporation.

         (b) For a period of three years from the Effective Time, the Acquiror shall use its commercially reasonable efforts to provide (or cause the Surviving Corporation to provide) that portion of directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall the Acquiror be required to expend more than twice the current amount spent by the Company (the "Insurance Amount") to maintain or procure such directors' and officers' insurance coverage; provided, further, that if the Acquiror is unable to maintain or obtain the insurance called for by this Section 6.10(b), the Acquiror shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Acquiror's insurance carrier for the purpose of obtaining such insurance.

         (c) Any Indemnified Party wishing to claim indemnification under
Section 6.10(a), upon learning of an Indemnifiable Claim, shall promptly notify the Acquiror thereof; provided that the failure so to notify shall not affect the obligations of the Acquiror under Section 6.10(a) unless and to the extent that the Acquiror is actually prejudiced as a result of such failure. In the event of any such Indemnifiable Claim (whether arising before or after the Effective Time), (1) the Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and the Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter and (3) the Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided, further, that the Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

         (d) If the Acquiror or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of the Acquiror shall assume the obligations set forth in this Section 6.10.

         (e) The provisions of this Section 6.10 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         6.11 Notification of Certain Matters. (a) Each of the Company and the Acquiror shall give prompt notice to the other of any fact, event or circumstance known to it that would reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, (1) to result in any Material Adverse Effect with respect to it or (2) to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein without giving effect to the Material Adverse Effect qualifications.

         (b) The Company shall promptly notify the Acquiror of any written notice or other bona fide communication from any person alleging that the consent of such person is or may be required as a condition to the Merger or the Bank Merger.

         6.12 Employee Benefits.

         (a) From and after the Effective Time, Acquiror shall provide former employees of the Company who remain as employees of Acquiror or any of its Subsidiaries with benefits under employee benefit plans (other than stock options and other equity-based plans) substantially comparable in the aggregate to those provided to similarly situated employees of Acquiror or its Subsidiaries, as the case may be. Acquiror shall cause each employee benefit plan, program, policy or arrangement of Acquiror in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting (but not for purposes of benefit accrual except with respect to any plan that provides severance benefits) thereunder the service of such employees with the Company to the same extent as such service was credited for such purpose by the Company under an applicable Compensation Plan. Nothing herein shall limit the ability of Acquiror to amend or terminate any of the Compensation Plans in accordance with their terms at any time.

         (b) If employees of the Company become eligible to participate in a medical, dental or health plan of Acquiror, Acquiror shall use its commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Compensation Plan prior to the Effective Time.

         (c) If requested by Acquiror at least ten (10) business days prior to the Effective Time, the Company shall take, or cause to be taken, all actions necessary to (i) freeze or terminate the 401(k) Plan prior to the Effective Time, (ii) terminate the ESOP prior to the Effective Time, (iii) freeze benefit accruals under all of the Company's nonqualified retirement plans, (iv) eliminate any provision under a nonqualified deferred compensation plan that would require creation and/or funding of a "rabbi trust" as a result of the transactions contemplated by this Agreement, (v) make such other amendments to any nonqualified deferred compensation plan, provided that no such amendment shall adversely affect participants' accrued benefits (including without limitation the manner of crediting earnings thereto) or distribution options in any respect, and/or (vi) freeze the Cash Balance Plan effective as of the Effective Time (or such later time as required by applicable law). If requested by Acquiror with respect to (i) and (ii) in the previous sentence, the Company shall file for a determination letter from the Internal Revenue Service with respect to the tax-qualified status of the 401(k) Plan and/or the ESOP upon termination of such plans. Upon receipt of a favorable determination letter that the ESOP is, at its termination, qualified under the Code, Acquiror shall as promptly as practicable distribute to each participant the balance in his or her account;

provided that if the Internal Revenue Service does not issue any determination letter by March 31, 2005, Acquiror shall as promptly as practicable thereafter distribute to each participant the balance in his or her account; provided further that if the Internal Revenue Service issues any letter or other communication before March 31, 2005 indicating any deficiency in the form and/or operation of the ESOP, no distribution shall be made until such deficiency has been cured and a favorable determination letter received. Acquiror shall take all commercially reasonably steps to allow participants in the 401(k) Plan to "roll over" to a "401(k)" plan of the Acquiror any distribution that is eligible to be rolled over under the Code, including without limitation any distribution of a promissory note in connection with a loan made under the 401(k) Plan to the extent legally permissible, provided that such a promissory note may be rolled over by a participant in such manner only if the participant elects to roll over to the Acquiror's 401(k) plan his or her entire eligible rollover distribution received from the 401(k) Plan. Notwithstanding any other provision in this Agreement to the contrary, a participant in the Company's Deferred Compensation Plan may defer his or her 2004 incentive bonus payment under such plan in accordance with his or her previously-made election even if such bonus is actually paid after the Effective Time. The Company shall provide all legally-required notices in connection with any of the foregoing provisions of this Section 6.12(c). The parties hereto shall consult with each other and cooperate in good faith in effecting all of the foregoing.

         (d) Nothing in this Section 6.12 shall be deemed to in any way restrict the ability of the Surviving Corporation to terminate any employee or terminate, modify or institute any compensation arrangement or Compensation Plan of the Surviving Corporation.

         (e) Ten days prior to the Effective Time, for each current officer, employee or director of the Company or its Subsidiaries entitled to receive any payments or benefits triggered by the Merger, the Company shall deliver to the Acquiror, in a form reasonably satisfactory to the Acquiror, a general waiver and release of claims signed by such officer, employee or director. Subject to payment of amounts due, such release shall provide that if a termination of employment occurs during a period in which an officer, employee or director is entitled to the continued provision of benefits triggered by the Merger under any Compensation Plan (the "CIC Benefits Continuation"), then the Company will provide such benefits on substantially the same terms and at the same employee costs as then in effect for the remainder of the period covered by the CIC Benefits Continuation, and that such period shall be coincident with the period of required coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA").

         6.13 Certain Adjustments. Upon the request of the Acquiror, the Company shall (a) consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform the (1) loan, litigation and other reserves (including loan classifications and levels of reserves) and (2) real estate and securities valuation policies and practices of the Company and its Subsidiaries so as to reflect consistently on a mutually satisfactory basis the policies and practices of the Acquiror and (b) make reasonable adjustments to the corporate structure of the Company or its direct or indirect subsidiaries and transfer assets or liabilities between the Company and its Subsidiaries or between Subsidiaries; provided, however, that the Company shall not be obligated to record any such accounting adjustments (1) unless and until the Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Closing Date and (2) in no event until the day prior to the Closing Date.

         6.14 Intentionally Omitted.

         6.15 Regulatory Compliance. In consultation with the Acquiror, the Company will take all reasonable measures to ensure that the Surviving Corporation's subsidiary depository institutions will perform at a level of at least "satisfactory" under the CRA and that the Surviving Corporation and its subsidiary depository institutions should be deemed "well managed" by their "appropriate Federal banking agency" (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act).

         6.16 Formation of Acquiror Sub. As soon as reasonably practicable following the date of this Agreement, the Acquiror shall cause Acquiror Sub to be duly organized as a direct or indirect wholly owned Subsidiary of the Acquiror and to become a party to this Agreement by executing and delivering a supplement hereto.

         6.17 Fiscal 2004 Incentive Compensation. If the Effective Time occurs prior to July 31, 2004 and the Company has not previously paid its accrued amounts for fiscal 2004 incentive compensation as identified at Section 4.01(g) hereof, Acquiror shall cause the Surviving Corporation to pay on or before July 31, 2004 incentive compensation payments for fiscal 2004 to officers and employees of the Company, consistent with the Company's past practice, in an amount up to but with no requirement that it exceed $1,250,000 in the aggregate.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each of the Acquiror, Acquiror Sub and the Company to consummate the Merger is subject to the fulfillment or written waiver by the Acquiror and the Company prior to the Effective Time of each of the following conditions:

         (a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with applicable law and the Company's Constitutive Documents.

         (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Merger and the Bank Merger, and for the prevention of any termination of any material right, privilege, license or agreement of either the Acquiror or the Company or their respective Subsidiaries, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which, together with any other such conditions or restrictions, would be reasonably expected to have a Material Adverse Effect on the Surviving Corporation, or the Acquiror after the Effective Time.

         (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

         7.02 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Acquiror and Acquiror Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror and Acquiror Sub by a senior officer of each respective party to such effect.

         (b) Performance of Obligations of the Acquiror. The Acquiror and Acquiror Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of the Acquiror and Acquiror Sub by a senior officer of each respective party to such effect.

         7.03 Conditions to Obligation of the Acquiror. The obligations of the Acquiror and Acquiror Sub to consummate the Merger are also subject to the fulfillment or written waiver by the Acquiror prior to the Effective Time of each of the following conditions:

         (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (c) Third Party Consents. The Company shall have obtained all consents or approvals of all persons, other than those covered in paragraph (b) of
Section 7.01 hereto, required for or in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby and such consents or approvals shall be in full force and effect, unless the failure to obtain any such consent or approval or of such consent or approval not to be in full force and effect is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or the Surviving Corporation.

         (d) Resignations. The Acquiror shall have received the resignations of each director of the Company and each of its Subsidiaries to be effective as of the Effective Time.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 Termination. This Agreement may be terminated and the Merger may be abandoned:

         (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of the Acquiror and the Company, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

         (b) Breach. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and in each case which breach, individually or in the aggregate with other such breaches, would cause the conditions set forth in Section 7.03(a) or
(b), in the case of a breach or breaches by the Company, or Section 7.02(a) or
(b), in the case of a breach or breaches by the Acquiror, not to be satisfied or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Acquiror to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

         (c) Delay. At any time prior to the Effective Time, by the Acquiror or the Company (and with written notice to the other party), in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2004 (the "Permitted Termination Date"), except to the extent that the failure of the Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

         (d) Denial by Governmental Authority. By the Company or the Acquiror (and with written notice to the other party), in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority.

         (e) Failure to Recommend, Etc. By the Acquiror (and with written notice to the Company), if (1) at any time prior to the adoption of this Agreement by the Company's stockholders as contemplated by Section 7.01(a), the Company Board shall have failed to make its recommendation that the stockholders adopt this Agreement, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of the Acquiror, (2) the Company Board takes any of the actions described in clause (ii) of the proviso to Section 6.06 or (3) the Company Board takes any of the actions described in clause (iii) of the proviso to Section 6.06.

         (f) Stockholder Approval. By the Company or the Acquiror if the required stockholder approval of the Company shall not have been obtained upon a vote taken thereon at the duly convened Company Meeting.

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 8.03 and 9.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

         8.03 Termination Fee. (a) As a condition of the Acquiror and Acquiror Sub's willingness, and in order to induce the Acquiror and Acquiror Sub, to enter into this Agreement, the Company hereby agrees to pay to the Acquiror, and the Acquiror shall be entitled to payment of a fee or fees as follows:

          (i) $3,670,000 (the "Initial Termination Fee")(it being understood that such fee is not intended as liquidated damages), which will be payable if this Agreement is terminated:

               (1) by the Acquiror pursuant to clause (1) or (3) of Section 8.01(e);

               (2) by the Acquiror or the Company pursuant to Section 8.01(f), provided that at any time after the date of this Agreement and at or before the date of the Company Meeting an Acquisition Proposal by a person other than Acquiror or any of its Subsidiaries (each an "Acquiror Subsidiary") shall have been publicly announced with respect to the Company or any of its Subsidiaries (a "Public Proposal"); or

               (3) by the Acquiror pursuant to Section 8.01(b), provided that
          (1) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal or an Acquisition Proposal otherwise communicated to the senior management or board of directors of the Company with respect to the Company or any of its Subsidiaries and (2) following the occurrence of such Public Proposal or Acquisition Proposal so communicated, the Company shall have breached, other than by an unintentional breach, (and not cured such breach after notice thereof) any of its covenants or agreements set forth in Section 6.06; and

          (ii) $11,020,000 (the "Subsequent Termination Fee")(it being understood that such fee is not intended as liquidated damages), which will be payable if an event or transaction described in paragraphs (1) or (2) below occurs (each a "Fee Payment Event") after the date hereof:

               (1) the acquisition by any person (other than the Acquiror or any Acquiror Subsidiary) of beneficial ownership of 25% or more of the then outstanding Company Common Stock; or

               (2) a Tolling Event described in clause (i) of the definition of the term "Tolling Event", except that the percentage referred to in clause (z) of the definition of the term "Acquisition Transaction" shall be 25%;

          provided, however, that the Subsequent Termination Fee shall not be payable if a Fee Termination Event shall have occurred prior to the occurrence of a Fee Payment Event.

         (b) Each of the following shall be a "Fee Termination Event": (i) the Effective Time; (ii) termination of this Agreement in accordance with its terms, other than a Listed Termination, if such termination occurs prior to the occurrence of a Tolling Event; or (iii) the passage of eighteen (18) months after termination of this Agreement if such termination follows the occurrence of a Tolling Event or is a Listed Termination.

         (c) The term "Listed Termination" shall mean a termination by the Acquiror pursuant to Section 8.01(b) (unless the breach giving rise to such right of termination is not willful on the part of Company, its Affiliates or representatives).

         (d) The term "Tolling Event" shall mean any of the following events or transactions occurring on or after the date hereof:

          (i) The Company or any of its Subsidiaries, without having received the Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or any Acquiror Subsidiary, or the Company Board shall have recommended that the stockholders of the Company approve or accept any Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary;

          (ii) Any person other than the Acquiror or any Acquiror Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company Common Stock;

          (iii) The stockholders of the Company shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than the Acquiror or any Acquiror Subsidiary) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) The Company Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner materially adverse in any respect to the Acquiror or to adoption of this Agreement its recommendation that the stockholders of the Company adopt this Agreement in anticipation of engaging in an Acquisition Transaction, or the Company or any of its Subsidiaries shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than the Acquiror or an Acquiror Subsidiary;

          (v) Any person other than the Acquiror or any Acquiror Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction or have filed a preliminary proxy statement with the SEC with respect to a potential vote by such person's stockholders to approve the issuance of shares to be offered in such an exchange offer;

          (vi) The Company shall have willfully breached any covenant or obligation contained in this Agreement after a proposal is made by a third party to the Company or its stockholders to engage in an Acquisition Transaction, and following such breach the Acquiror would be entitled to terminate this Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (vii) Any person other than the Acquiror or any Acquiror Subsidiary, without Acquiror's prior written consent, shall have filed an application or notice with any regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

         (e) Any payment required to be made under Section 8.03(a)(i) shall be payable within three business days following such termination and any payment required to be made under Section 8.03(a)(ii) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by the Acquiror.

         (f) The Company acknowledges that the agreements contained in this
Section 8.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, the Acquiror commences a suit which results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall reimburse the Acquiror's costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

         (g) The Company shall notify the Acquiror promptly in writing of the occurrence of any Tolling Event or Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to the Acquiror's rights pursuant to this Section 8.03.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement (a) other than those contained in Sections 6.05(b), 8.02, and 8.03 and in this Article IX, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time, or (b) other than those contained in Section 6.10 and in this Article IX, shall survive the Effective Time.

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, or (b) amended or modified at any time by an agreement in writing executed by both parties, except that, after adoption and approval of this Agreement by the stockholders of the Company, no amendment or modification may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         9.05 Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

          If to the Company, to:

               Frederic R. (Rick) McGill
               President and Chief Executive Officer
               Quaker City Bancorp, Inc.
               7021 Greenleaf Ave.
               Whittier, California 90602
               Telephone: (562) 907-2200
               Facsimile: (562) 907-2980

          With a copy to:

               Thomas D. Magill, Esq.
               Gibson, Dunn & Crutcher LLP
               Jamboree Center
               4 Park Plaza, Suite 1400
               Irvine, California  92614
               Telephone: (949) 451-3880
               Facsimile:  (949) 451-4220

          If to the Acquiror or Acquiror Sub, to:

               Roberto Herencia, President
               Banco Popular North America
               4000 West North Avenue
               Chicago, Illinois 60639
               Telephone: (773) 772-0872
               Facsimile:  (773) 772-6662

                  With copies to:

               Eduardo J. Negron-Mendez
               Popular, Inc.
               209 Munoz Rivera Avenue
               Office 913, Legal Division
               Hato Rey, Puerto Rico  00918
               Telephone: (787) 753-1017
               Facsimile:  (787) 751-8645

               Brian F. Doran
               Banco Popular North America
               120 Broadway-15th Floor
               New York, NY 10271
               Telephone: (212) 417-6669
               Facsimile:  (212) 417-6602

               Donald J. Toumey, Esq.
               Sullivan & Cromwell LLP
               125 Broad Street
               New York, New York  10004
               Telephone: (212) 558-4077
               Facsimile:  (212) 558-3588

         9.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement (together with the Disclosure Schedules, the Voting Agreements and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to all the matters encompassed or contemplated herein or agreed to in contemplation hereof and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 6.10, insofar as such Section expressly provides certain rights to the Indemnified Parties identified therein, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that the Acquiror and Acquiror Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of the Acquiror, but no such assignment shall relieve the Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

         9.09 Waiver of Jury Trial. All of the parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.


                             *          *          *


                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       Quaker City Bancorp, Inc.



                                       By:  /s/ Frederic R. (Rick) McGill
                                          --------------------------------------
                                          Name: Frederic R. (Rick) McGill
                                          Title: President and Chief Executive
                                                 Officer


                                       Popular, Inc.



                                       By:  /s/ Roberto R. Herencia
                                          --------------------------------------
                                          Name: Roberto R. Herencia
                                          Title: Executive Vice President

                                    EXHIBIT A

                  LIST OF PERSONS TO EXECUTE VOTING AGREEMENTS


David S. Engelman
Alfred J. Gobar
Wayne L. Harvey
Kathryn Hennigan
David K. Leichtfuss
Frederic R. (Rick) McGill
Edward L. Miller
J.L. Thomas
Dwight L. Wilson